Exhibit 4.13

RBS The Royal Bank of Scotland

To:	Aegean Marine Petroleum Network Inc. and Aegean Marine Petroleum S.A. (as Borrowers)	Global Banking & Markets Shipping - Piraeus Branch Akti Miaouli 45 P.O. Box 80177 185 10 Piraeus Telephone: +30 210 459 6500 Fascimile: +30 210 459 6600 www.rbs.com

21 September 2007
Dear Sirs,

Facility Agreement dated 19 December 2006 (as amended)

1	We refer to:

(a)
the facility agreement dated 19 December 2006 as amended by supplemental letters dated 17 April 2007, 23 May 2007 and 29 June 2007 (together, the "Facility Agreement") and made between (1) Aegean Marine Petroleum Network Inc. and Aegean Marine Petroleum S.A. as joint and several borrowers (therein and hereinafter together referred to as the "Borrowers" and individually a "Borrower") and (2) The Royal Bank of Scotland plc as lender (the "Bank"), whereby the Bank agreed (inter alia) to make available to the Borrowers on a joint and several basis, upon the terms and conditions therein contained, a term loan, overdraft and multi-currency revolving guarantee and letter of credit facility of up to US$183,400,000, and

(b)	the ISDA 1992 Master Agreement dated as of 19 December 2006 and made between (1) the Borrowers and (2) the Bank.

2	Words and expressions defined in the Facility Agreement shall have the same meanings when used herein.

3	The Borrowers have requested that the Bank consents to the following amendments to the Facility Agreement:

(a)
the deletion of the words "One hundred million Dollars ($100,000,000)" and their substitution by the words ''One hundred and fifty million Dollars ($150,000,000)" in clause 1.1.3 of the Facility Agreement;

(b)
the deletion of the definitions of "Guarantee Facility", "Guarantee Facility Commitment", "Overdraft Facility Limit", "Security Requirement" and "Security Value" in clause 1.2 of the Facility Agreement and their substitution by the following new definitions:

""Guarantee Facility" means the multi-currency revolving guarantee and letter at credit facility of up to $150,000,000 referred to in clause 2.11 and made available by the Bank to the Borrowers pursuant to this Agreement;"

""Guarantee Facility Commitment" means, at any relevant time, $150,000,000 or the equivalent thereof in Optional Currencies minus the Overdraft at the relevant time, as such amount may be reduced or cancelled by any relevant term of this Agreement,"

"Overdraft Facility Limit" means, at any relevant time an amount of up to the lower of:

(a)	Fifty million Dollars ($50,000,000) (or such other sum as may be approved in writing by the Bank in its absolute discretion); and

(b)	the amount in Dollars which is equal to the available and unutilised portion of the Guarantee Facility at the relevant time.

Royal Bank of Scotland plc, Registered in Scotland no. 90312. Registered office: 36 St Andrew Square, Edinburgh, EH2 2YB.

as such amount may be reduced or cancelled by any relevant term of this Agreement;

""Security Requirement" means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the Bank) which is, at any relevant time, One hundred and twenty per cent (120%) of the aggregate of:

(a)
the Actual Exposure minus (i) the amount standing to the credit of the AMPNI Operating Account for the purposes of compliance with clause 8.1.14 and (ii) any amount standing to the credit of the Cash Collateral Account; and

(b)
the cost (if any) (as certified by the Bank whose certificate shall in the absence of manifest error be conclusive and binding on the Borrowers and the Bank) of terminating any Transactions entered into pursuant to the Master Swap Agreement;"

""Security Value" means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the Bank) which is, at any relevant time, the aggregate of (a) the market value of the Mortgaged Ships as most recently determined in accordance with clause 8.2.2 and (b) 96% of the face value of all Qualifying Receivables and (c) the market value of any additional security for the time being actually provided to the Bank pursuant to clause 8.2;"

(c)	the insertion of the words "at any one time" after the words "the Guarantee Facility Commitment" in clause 2.11.1 of the Facility Agreement;

(d)	the deletion of clause 5.1.3 of the Facility Agreement in its entirety and its substitution by the following new clause 5.1.3:

"5.1.3
in respect of each L/C, on the last day of each calendar month up to the Expiry Date of such L/C and on the Expiry Date of such L/C, letter of credit commission on the daily Outstanding Amount of such L/C, computed in respect of that LJC from its Issue Date (in the case of the first payment of commission) and from the due date of the preceding payment of commission (in the case of each subsequent payment) at the following respective rates in respect of each type of L/C:

(a)	in respect of Documentary LICs, zero point two five per cent (0.25%) per annum;

(b)	in respect of Transaction Related Standby L/Cs, zero point six two five per cent (0.625%) per annum; and

(c)	in respect of Direct Credit Substitutes, one point one two five per cent (1,125%) per annum; and"; and

(e)
(as a result of the acquisition of m.t. Aegean Princess by the Additional Owner B), the deletion of the words "$22,000,000" and their substitution by the words "$10,000,000' in the two places they appear in clause 8,1.14(b).

4	The Bank hereby confirms its consent to the above amendments to the Facility Agreement on condition that:

(a)	each Borrower shall have confirmed their agreement and consent to the arrangements of this Letter by counter-signing this Letter by signatories acceptable to the Bank in all respects, and

(b)
there shall have been delivered to the Bank, such corporate authorisations or other evidence of the authority of the Borrowers, in relation to the execution of this Letter, in a form acceptable to the Bank in all respects, and, with effect on and from the date when the Bank advises the Borrowers that it is satisfied that the conditions referred to in paragraphs 4(a) and 4(b) above have been met, the Facility

Agreement shall be hereby amended (and deemed amended) in accordance with the changes referred to in paragraph 3 above.

5	This letter is governed by, and shall be construed in accordance with, English law.

Yours faithfully,

/s/ [ILLEGIBLE]
Attorney-in-fact
for and on behalf of
THE ROYAL BANK OF SCOTLAND PLC
Date: 21st September 2007

We hereby acknowledge and agree to the foregoing.

/s/ [ILLEGIBLE]
Attorney-in-fact
for and on behalf of
AEGEAN MARINE PETROLEUM NETWORK INC.
as Borrower
Date: 21st September 2007

/s/ [ILLEGIBLE]
Attorney-in-fact
for and on behalf of
AEGEAN MARINE PETROLEUM S.A.
as Borrower
Date: 21st September 2007

We hereby acknowledge and agree to the foregoing.

/s/ [ILLEGIBLE]
Attorney-in-fact
for and on behalf of
AEGEAN BUNKERING SERVICES INC.
as Manager and Corporate Guarantor
Date: 21st September 2007

We hereby acknowledge and agree to the foregoing.

/s/ [ILLEGIBLE]
Attorney-in-fact
for and on behalf of each of the following companies and corporations
AMORGOS MARITIME INC.
KIMOLOS MARITIME INC.
MILOS SHIPPING (PTE.) LTD.
MYKONOS MARITIME INC.
SYROS MARITIME INC.
EVIAN ENTERPRISES CO.
CARMEL INVESTMENT CORP.
CLYDE SHIPPING CORP.
BALTIC NAVIGATION COMPANY
CARNABY NAVIGATION INC.
MARE VISION S.A.
AEGEAN TANKING S.A.
PONTOS NAVIGATION INC.
AEGEAN TIFFANY SHIPPING PTE. LTD.
AEGEAN X MARITIME INC.
AEGEAN BREEZE SHIPPING PTE. LTD.
OURANOS TANKING S.A.
AEGEAN VII SHIPPING LTD.
VENUS HOLDING COMPANY
BALDWIN MANAGEMENT CO.
SEA BREEZER MARINE S.A.
TIFFANY MARINE S.A.

as Owners
Date: 21st September 2007

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